Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Second Quarter 2016 Financial Results

Product and Service Revenue Increases by 51% Over Same Period in Previous Year

Menlo Park, Calif. – August 4, 2016 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its second quarter ended June 30, 2016.

Revenue for the second quarter of 2016 totaled $20.7 million, compared to $24.9 million for the second quarter of 2015. Product and service revenue for the second quarter of 2016 increased by 51% to $17.1 million, compared to $11.3 million for the second quarter of 2015.  Contractual revenue for the second quarter of 2016 was $3.6 million, compared to $13.6 million for the second quarter of 2015. Both quarters reflected $3.6 million of amortization of the upfront payment pursuant to the Company’s development, commercialization and license agreement with F. Hoffman-La Roche Ltd (the “Roche Agreement”). Second quarter 2015 contractual revenue also included $10.0 million of milestone revenue from the Roche Agreement.

Gross profit for the second quarter of 2016 was $10.6 million, resulting in a gross margin of 51.3%, compared to gross profit of $14.5 million and a gross margin of 58.2% for the second quarter of 2015. The gross profit and margin for the second quarter of 2015 included $10.0 million of milestone revenue from the Roche Agreement at a  100% margin. Excluding this milestone revenue, gross profit and gross margin for the second quarter of 2016 increased significantly over the same period in 2015 primarily as a result of the higher margin sales of the Company’s SequelTM System which was launched in the fourth quarter of 2015.

Operating expenses for the second quarter of 2016 totaled $28.7 million, compared to $25.9 million for the second quarter of 2015. Operating expenses for the second quarter of 2016 and 2015 included non-cash stock-based compensation of $4.4 million and $3.0 million, respectively.

Net loss for the second quarter of 2016 was $18.5 million, compared to $11.9 million for the second quarter of 2015.

Cash and investments at June 30, 2016 totaled $102.5 million, compared to $82.3 million at December 31, 2015.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its second quarter 2016 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and is the only DNA sequencing technology that provides the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products, including for Roche, future uses, quality or performance of, or benefits of using, products or technologies and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the

Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three-month Periods Ended June 30,		Six-month Periods Ended June 30,
	2016	2015	2016	2015
Revenue:
Product revenue	$13,587	$8,825	$25,966	$20,133
Service and other revenue	3,564	2,518	6,716	5,259
Contractual revenue	3,596	13,596	7,192	17,192
Total revenue	20,747	24,939	39,874	42,584
Cost of Revenue:
Cost of product revenue	7,115	8,438	13,995	18,170
Cost of service and other revenue	2,988	1,995	5,731	3,981
Total cost of revenue	10,103	10,433	19,726	22,151
Gross profit	10,644	14,506	20,148	20,433
Operating Expense:
Research and development	17,522	15,043	33,883	29,526
Sales, general and administrative	11,192	10,821	22,900	21,593
Total operating expense	28,714	25,864	56,783	51,119
Operating loss	(18,070)	(11,358)	(36,635)	(30,686)
Interest expense	(795)	(715)	(1,574)	(1,412)
Other income (expense), net	366	138	358	(10)
Net loss	$(18,499)	$(11,935)	$(37,851)	$(32,108)
Basic and diluted net loss per share	$(0.21)	$(0.16)	$(0.44)	$(0.43)
Shares used in computing basic and diluted net loss per share	88,148	74,733	85,876	74,442

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 30,	December 31,
	2016	2015
Assets
Cash and investments	$102,470	$82,270
Accounts receivable	10,427	5,245
Inventory	14,201	10,955
Prepaid and other current assets	10,957	12,071
Property and equipment	11,188	8,548
Long-term restricted cash	4,500	4,500
Other long-term Assets	7,628	7,518
Total Assets	$161,371	$131,107

Liabilities and Stockholders' Equity
Accounts payable	$5,395	$4,749
Accrued expenses	16,329	15,551
Deferred service revenue	7,922	7,958
Deferred contractual revenue	4,942	12,134
Other liabilities	2,954	1,627
Financing derivative	264	600
Notes payable	15,496	14,948
Stockholders' equity	108,069	73,540
Total Liabilities and Stockholders' Equity	$161,371	$131,107